As filed with the U.S. Securities and Exchange Commission on July 7, 2022

Registration No. 333-250152

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GTY Technology Holdings Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	83-2860149
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Boylston Street, 16th Floor
Boston, MA 02199
(877) 465-3200

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

TJ Parass
Chief Executive Officer
800 Boylston Street, 16th Floor
Boston, MA 02199
(877) 465-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Brian Boonstra

Davis, Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

(303) 892-7348

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-250152) of GTY Technology Holdings Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2020, which was amended by Amendment No. 1 to Form S-3 on November 23, 2020 (as amended, the “Registration Statement”). The Registration Statement was declared effective by the SEC on November 25, 2020 and relates to the issuance of up to $40,000,000 in aggregate offering price of common stock, preferred stock, debt securities, warrants, and/or subscription rights of the Company.

On July 7, 2022, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2022, by and among the Company, GI Georgia Midco, Inc. (“Parent”), and GI Georgia Merger Sub Inc. (“Merger Sub”), Merger Sub merged with and into the Company with the Company surviving the merger (the “Merger”), resulting in Parent acquiring all of the issued and outstanding shares of common stock of the Company for cash consideration of $6.30 per share.

In connection with the Merger and the other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration any and all of its securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston, Commonwealth of Massachusetts, on July 7, 2022.

GTY TECHNOLOGY HOLDINGS INC.

By:	/s/ TJ Parass
Name: TJ Parass
Title: Chief Executive Officer and President

Note:	No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.